UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2024

ZoomInfo Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39310	87-3037521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

805 Broadway Street, Suite 900, Vancouver, Washington 98660
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 914-1220

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐ Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐ Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K (this “Amendment”) amends the Current Report on Form 8-K filed by ZoomInfo Technologies Inc. (the “Company”) on August 5, 2024 (the “Original Form 8-K”), which disclosed, among other things, the departure of Peter Cameron Hyzer as the Company’s Chief Financial Officer and the appointment of Michael Graham O’Brien as the Company’s Interim Chief Financial Officer, effective September 6, 2024 (the “Transition Date”). At the time of the filing of the Original Form 8-K, the Compensation Committee of the Company’s Board of Directors (the “Board”) had not yet determined the terms of Mr. Hyzer’s separation or Mr. O’Brien’s compensation in connection with his appointment as the Company’s Interim Chief Financial Officer. The Company is filing this Amendment to disclose the terms of Mr. Hyzer’s separation and Mr. O’Brien’s compensation for his service as the Company’s Interim Chief Financial Officer. No other changes have been made to the Original Form 8-K.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory of Certain Officers.
On September 10, 2024, the Compensation Committee of the Board approved that certain Separation Agreement and Release (the “Separation Agreement”) with Mr. Hyzer, pursuant to which Mr. Hyzer’s employment with the Company will terminate on October 7, 2024; provided that, for the period beginning on September 6, 2024 and ending on October 7, 2024, Mr. Hyzer will continue as a full-time employee in the role of Advisor to the Chief Financial Officer and Chief Executive Officer wherein he will be expected to provide certain transition services to the Company. In connection with these transition services, the Company agreed to pay Mr. Hyzer a lump sum of one year of his base salary as of October 7, 2024 ($562,000.08) plus the pro-rata amount of his annual performance bonus assuming target performance for 2024 ($323,610), totaling $885,610.08. In addition to those amounts, each of Mr. Hyzer and the Company acknowledge that as a result of the termination of Mr. Hyzer’s employment with the Company effective October 7, 2024, 242,650 of the then-unvested restricted stock units (“RSUs”) held by Mr. Hyzer shall be vested on an accelerated basis, and the remainder of Mr. Hyzer's unvested RSUs shall be forfeited according to the terms of the award and the Company’s 2020 Omnibus Incentive Plan (the “Plan”). Further, if Mr. Hyzer timely and properly elects COBRA continuation coverage under his current Company health insurance plan, the Company will assume the entire cost of his COBRA premiums until the end of October 2025.
Amounts owed to Mr. Hyzer shall be payable within 30 days in a cash lump sum after the conclusion of the revocation period provided in the Separation Agreement. The Separation Agreement also contains a general release of claims by Mr. Hyzer, as well as customary covenants regarding non-competition and non-solicitation and cooperation in order to ensure a smooth transition after Mr. Hyzer’s departure.
The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2024.
Effective September 6, 2024, in connection with his appointment as the Company’s Interim Chief Financial Officer, the Compensation Committee of the Board also approved (i) an increase in Mr. O’Brien’s current base salary to $450,000, effective as of the Transition Date and (ii) eligibility for a short-term cash incentive bonus with an annual target amount of fifty percent (50%) of his current base salary (after giving effect to the increase). On September 10, 2024, Mr. O’Brien was also issued two awards of time-vesting RSUs (the “RSU Awards”). The first RSU Award, consisting of 125,000 RSUs, will be issued pursuant to the Plan and a restricted stock unit award agreement and subject to a service-based vesting schedule with 25% of the RSUs vesting on the first anniversary of the vesting commencement date and in equal quarterly installments thereafter through the fourth anniversary of the vesting commencement date, subject to Mr. O’Brien’s continuous employment. The second RSU Award, consisting of 29,400 RSUs, will be issued pursuant to the Plan and a restricted stock unit award agreement and subject to a service-based vesting schedule with 100% of the RSUs vesting on the first anniversary of the date on which a permanent Chief Financial Officer commences employment with the Company, subject to Mr. O’Brien’s continuous employment.
Mr. O’Brien has also entered into a customary indemnification agreement with the Company in the form previously approved by the Board and filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K, filed February 15, 2024 and incorporated herein by reference.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZoomInfo Technologies Inc.
Date: September 11, 2024
By:     /s/ M. Graham O'Brien
Name:  M. Graham O'Brien
Title:   Interim Chief Financial Officer